EXHIBIT 99.1

For Release: Friday, April 17, 2009

GMAC Financial Services Declares Dividends on Preferred Membership Interests

NEW YORK – The GMAC Financial Services Board of Directors declared quarterly dividend payments on preferred membership interests issued to the U.S. Department of the Treasury and on those issued to GMAC’s wholly owned subsidiary Preferred Blocker Inc. The dividends were declared on April 16, 2009 and are payable on May 15, 2009.

Dividend payments declared on the preferred membership interests issued to the U.S. Treasury under the Troubled Asset Relief Program totaled approximately $105.6 million. This consists of a cash dividend of $20 per unit, or a total of $100 million, on the Fixed Rate Cumulative Perpetual Preferred Membership Interests, Series D-1; and a cash dividend of $22.50 per unit, or a total of approximately $5.6 million, on the Fixed Rate Cumulative Perpetual Preferred Membership Interests, Series D-2.

The dividend payment declared to Preferred Blocker Inc. on the Class E Preferred Membership Interests was $28.99 per unit, or a total of approximately $75 million. Preferred Blocker Inc. was established in connection with the settlement of the GMAC private exchange and cash tender offers that were completed in December 2008.

Separately, the Board of Directors of Preferred Blocker Inc. declared a quarterly cash dividend of $17.11 per share, or a total of approximately $44 million, on the 9 percent Cumulative Perpetual Preferred Stock of Preferred Blocker Inc. (Blocker Preferred). This dividend is payable on May 15, 2009 to shareholders of record as of May 1, 2009. As previously disclosed, the interest rate payable has been reduced from 9 percent to 7 percent in accordance with the terms of the Certificate of Designations of the Blocker Preferred. These preferred membership interests were issued to investors in connection with GMAC’s private exchange and cash tender offers, which were completed in December 2008.

About GMAC Financial Services
GMAC is a bank holding company with operations in North America, South America, Europe and Asia-Pacific. GMAC specializes in automotive finance, real estate finance, insurance, commercial finance and online banking. As of Dec. 31, 2008, the organization had $189 billion in assets and serviced 15 million customers around the world. Visit the GMAC media site at http://media.gmacfs.com for more information.

# # #

Contact:
Gina Proia
917-369-2364
gina.proia@gmacfs.com